UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12
DOW JONES & COMPANY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials:
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On August 29, 2007, Dow Jones & Company, Inc. and News Corporation issued the joint press release set forth below.

News Corporation and Dow Jones Announce Early Termination of U.S. Antitrust Waiting Period

NEW YORK, August 29, 2007 – Dow Jones & Company (NYSE: DJ) and News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) announced today that the Premerger Notification Office of the Federal Trade Commission granted early termination on August 28, 2007 of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (HSR Act) in connection with News Corporation's proposed acquisition of Dow Jones. Termination of the HSR Act waiting period satisfies one of the conditions to the closing of the transaction, which was previously announced on August 1, 2007.

The merger, which is expected to close in the fourth calendar quarter, remains subject to approval by Dow Jones stockholders, execution and delivery by the parties of the editorial agreement, certain other regulatory approvals and other customary closing conditions.

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ABOUT DOW JONES

Dow Jones & Company (NYSE: DJ; dowjones.com) is a leading provider of global business news and information services. Its Consumer Media Group publishes The Wall Street Journal, Barron's, MarketWatch and the Far Eastern Economic Review. Its Enterprise Media Group includes Dow Jones Newswires, Factiva, Dow Jones Client Solutions, Dow Jones Indexes and Dow Jones Financial Information Services. Its Local Media Group operates community-based information franchises. Dow Jones owns 50% of SmartMoney and 33% of Stoxx Ltd. and provides news content to CNBC and radio stations in the U.S.

ABOUT NEWS CORPORATION

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of March 31, 2007 of approximately US$62 billion and total annual revenues of approximately US$28 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

News Corporation and one of its subsidiaries will file a registration statement with the Securities and Exchange Commission (SEC), which will include a proxy statement of Dow Jones. Investors are advised to read the registration statement/proxy statement when it becomes available because it will contain important information. Investors may obtain a free copy of the registration statement/proxy statement (when it becomes available) and other relevant documents filed by News Corporation, its subsidiaries and Dow Jones with the SEC at the SEC's Web site at http://www.sec.gov. The registration statement/proxy statement and such other documents may also be obtained for free from the Investor Relations section of Dow Jones' web site (www.dowjones.com) or by directing a request to Dow Jones at: Dow Jones & Company, Inc., 200 Liberty Street, New York, New York 10281, Attention: Investor Relations, or from the Investor Relations section of News Corporation's web site (www.newscorp.com) or by directing a request to News Corporation, 1211 Avenue of the Americas, New York, New York 10036, Attention: Investor Relations.

Dow Jones and its directors, executive officers and other members of its management and employees are potential participants in the solicitation of proxies from Dow Jones' stockholders in connection with the merger. Information concerning the interests of Dow Jones' participants in the solicitation, which may be different than those of the Dow Jones stockholders generally, is set forth in Dow Jones' proxy statement relating to its 2007 annual meeting of stockholders filed with the SEC on March 16, 2007 and Dow Jones' Current Report on Form 8-K filed with the SEC on June 7, 2007 as amended by a filing on July 20, 2007 and will be described in the proxy statement relating to the merger.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING
INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements, such as those including the words "believe," "expect," "intend," "estimate," "anticipate," "will," "plan," "outlook," "guidance," "forecast" and similar expressions, that involve risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including the risk Dow Jones' business and its relationships with customers, employees or suppliers could suffer due to the uncertainty relating to the merger; that the merger with News Corporation may not be consummated or may be delayed; that anticipated cost savings and revenue enhancements from the merger may not be fully realized; that failure to satisfy conditions to close the merger, including obtaining the requisite regulatory and shareholder approvals; and such other risk factors as may be included from time to time in the respective reports of Dow Jones and News Corporation filed with the SEC and posted in the respective Investor Relations section of Dow Jones' web site (www.dowjones.com) and News Corporation's website (www.newscorp.com). The forward looking statements included in this document are made only as of the date of this document and neither Dow Jones nor News Corporation undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Contacts:

Reed Nolte
News Corporation
SVP, Investor Relations
(212) 852-7092

Mark Donohue
Dow Jones & Company
Director, Investor Relations
(609) 520-5660

Media Contacts:

Andrew Butcher
News Corporation
SVP, Corporate Communications
(212) 852-7070

Linda Dunbar
Dow Jones & Company
Vice President, Corporate Communications
(212) 416-2117
Linda.Dunbar@dowjones.com